Exhibit 10.1

[on Amylin Letterhead]

July 13, 2006

Alkermes Controlled Therapeutics Inc. II

88 Sidney Street

Cambridge, MA  02139

Attn:  Mike Landine

Dear Mr. Landine:

Amylin Pharmaceuticals, Inc. (“Amylin”) and Alkermes Controlled Therapeutics Inc. II (“ACT II”) are parties to a Development and License Agreement effective as of May 15, 2000, as amended (the “Development and License Agreement”), pursuant to which the Parties are developing a synthetic exendin-4 long-acting injectable product (“Exenatide LAR”) (capitalized terms used but not defined herein shall have the meaning set forth in the Development and License Agreement).  The Parties now wish to amend the Development and License Agreement to incorporate the following additional terms and conditions set forth in this letter agreement (the “Letter Agreement”):

1.             In connection with the development of Exenatide LAR, Amylin and ACT II have agreed to conduct a single species nonclinical carcinogenicity study, as described in the March 16, 2006 meeting of the Core Oversight Group, which study will have three arms — a diluent control arm, a placebo microsphere control arm and an Exenatide LAR arm (the “Carcinogenicity Study”).  In addition to its existing obligations under the Development and License Agreement, ACT II has agreed to supply Amylin solely for use in the Carcinogenicity Study and such other studies as mutually agreed upon by both Parties, both placebo microspheres (in the amount of either 240g or 1000g depending upon the final protocol(s) for each of the Carcinogenicity Study and such other mutually agreed studies) and diluent (in the amount of either 18.1L or 23.5L depending upon such final protocol(s)).  Amylin will compensate ACT II for the technical and scientific time devoted to the production of these materials at the FTE Hourly Rate and reimburse ACT II for any reasonable out-of-pocket expenses incurred in connection with the supply of these materials.  Payments to ACT II for the supply of these materials shall be made within thirty days after receipt of invoices therefor, and the provisions of Section 4.7(d) of the Development and License Agreement regarding retention of records and audits by Amylin shall apply with regard to payments under this Letter Agreement.

As additional consideration for ACT II’s supply of these materials, Amylin agrees that ACT II will receive a separate report of any information, data and/or results generated with respect to both the diluent control arm and the placebo microsphere control arm of the Carcinogenicity Study as well as such other information, data and/or results as may be mutually agreed upon by the Parties in connection with any other studies mutually agreed upon by the Parties (the “Data”).  Amylin and ACT II agree that, subject to Section 8.3(c) of the Development and License Agreement, ACT II has the right to use the Data for any and all purposes, except the research, development and commercialization of a Product prior to the termination of the Development and License Agreement.  As used in the prior sentence, the term “Product” means any Field Product the manufacture, use, sale, offer for sale or import of which by a party, other than one who has a right or license to the ACT II Patents, would infringe a Valid Claim of any of the ACT II Patents.  In addition Amylin agrees that ACT II will have the right to review the final protocol for the Carcinogenicity Study, and Amylin agrees to consider in good faith any comments suggested by ACT II with respect to such final protocol.  Amylin also agrees to furnish to ACT II copies of any proposed communications to the FDA regarding the Carcinogenicity Study and to consider in good faith any comments suggested by ACT II with respect thereto.  Amylin will promptly inform ACT II of any written or oral communications received from the FDA with respect to the Carcinogenicity Study and provide to ACT II a copy of any such written communications or notes of any such oral communications.

2.             Except as specifically amended herein, all provisions of the Development and License Agreement shall remain in full force and effect in accordance with their terms.  In the event of a conflict between the provisions of the Development and License Agreement and those of this Letter Agreement, this Letter Agreement shall control.  This Letter Agreement and the Development and License Agreement constitute the entire agreement between the Parties regarding the subject matter hereof, and supersede all prior understandings and agreements, whether written or oral, regarding the subject matter hereof.  No amendment or modification of the terms and conditions of this Letter Agreement shall be binding on either Party unless reduced to a writing referencing this Letter Agreement and signed by an authorized officer of the Party to be bound.

3.             This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed an original for all purposes, but all of which together shall constitute one and the same instrument.  This Letter Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other Party.

4.             This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws.

If this Letter Agreement correctly sets forth our understanding, please sign in the space provided below and return a copy of this Letter Agreement to me.

Sincerely yours,

Amylin Pharmaceuticals, Inc.

By	/s/ Lloyd A. Rowland
Lloyd A. Rowland
Vice President and General Counsel

Accepted and Agreed:

Alkermes Controlled Therapeutics Inc. II

By	/s/ Michael Landine

Printed Name	Michael Landine

Title	Vice President

Date	7-17-06